Exhibit 99.1

April 12, 2021

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company would like to share the results of the first quarter of 2021 with you:

●	The assets of your company, as of March 31, 2021, were $3.55 billion representing an increase of $178.9 million, or 5.31%, since December 31, 2020.
●	Our net income for the first quarter of 2021 was $11.1 million, up $2.1 million or 23.40%, from the first quarter of 2020.

These strong first quarter results were driven in part by continued growth and volume in our Mortgage Division, our strong participation in the PPP Loan Program, and overall growth in the Middle Tennessee economy as more people get vaccinated and businesses find new and better ways to attract customers.

During the first quarter, we launched our new suite of checking accounts designed to have greater benefits and rewards for our customers. Behind the scenes, we are working to transform our new account, or onboarding, process for new deposit and loan customers.  Our goal is to continue to provide you the best experience no matter how you do business with us: online, in-person, phone, or email.

●	The latest price at which the Company's common stock has been sold of which we are aware was $59.80 per share.

The Board of Directors has also approved modifications to our dividend reinvestment plan to permit participants to accumulate dividend funds from previous payments to purchase shares of our common stock in the future. For those of you who reinvest your dividends under the plan, we will now be able to hold the excess funds left over after purchasing your additional shares, instead of paying out the amount in cash as we currently do. These excess funds will be held until the next dividend is paid and then used with the funds from such dividend to purchase additional shares at that time under the plan. Before the next dividend is paid, you will receive further details on this change, as well as instructions for opting out of this feature, if you choose to do so. We are excited to be able to offer you this additional opportunity to invest in WBHC stock and avoid the inconvenience of receiving these minimal amounts.

We continue to monitor and respond to pandemic-related concerns for both our customers and employees. We appreciate the support of both of these groups as well as each of you as we continue to navigate the pandemic. We are also grateful for the flexibility and focus our team has shown during these difficult times. Although the situation is more encouraging than it has been in the past, only a couple of months ago the positive cases were at an all-time high and we were again faced with more remote work and modified lobbies. I ask for continued prayer for all those individuals and families that continue to be affected by COVID-19.

Because of the current circumstances related to COVID-19 and in order to maintain a safe community for our shareholders and employees, we will be modifying these upcoming events:

Our annual Shareholder Meeting will be held on
April 27, 2021 at 7:00pm via Conference Call / Webex.
In the next 7-10 days, you will receive detailed instructions for registering to attend the shareholder meeting virtually. We will also post the registration information on our website.

Our annual Shareholder’s Picnic has been modified to a special come-and-go shareholder event in Fiddler’s Grove at the Wilson
County Fairgrounds. We will accommodate two different time
slots between 10am-2pm in order to maintain social distancing.
Mark your calendar for Saturday May 15th and plan to bring your family! More information to come.

We continue to be proud of the solid foundation on which your bank has been established. Our greatest asset is our team and their commitment to ongoing improvement both personally and professionally. We are also committed to continuing what we view as sustainable growth. As a result, I am excited to announce our 29th office, opening later this year, located in the Station Camp area of Gallatin, TN just off Greenlea Boulevard at 1630 Nashville Pike. We are grateful to have your support during this extraordinary time in our world, one of great change, but also great opportunity.

Sincerely,

John C. McDearman, III	Tony Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company